Exhibit 99.1

From the Desk of James J. Vierling

April 17, 2014

DGSE Companies, Inc.
15850 Dallas Parkway
Suite 140
Dallas, Texas 75248

RESIGNATION OF JAMES J. VIERLING

I, James J. Vierling, hereby resign from and relinquish any positions, including, but not limited to President, Chief Executive Officer, Chairman of the Board and a member of the Board of Directors, that I may hold with DGSE Companies, Inc., a Nevada corporation (the “Company”), as well as any of the Company's direct or indirect subsidiaries (its “Subsidiaries”).  I have no disagreements with the Company or its Subsidiaries on any matter related to the Company’s operations, policies or practices or those of its Subsidiaries, including, but not limited to, its accounting practices and policies.  My resignation from all positions with the Company and its Subsidiaries shall be effective immediately.

/s/ James J. Vierling
James J. Vierling